Exhibit 99.1

FOR IMMEDIATE RELEASE

                                       CONTACT: Stuart J. Boesky
                                                Charter Municipal Mortgage
                                                Acceptance Company
                                                (800) 831-4826

      CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY SIGNS
      COMMITMENT LETTER WITH CAPITAL MARKETS ASSURANCE
      CORPORATION FOR UP TO $150,000,000 REVOLVING CREDIT
      ENHANCEMENT FACILITY

               GOLDMAN, SACHS & CO. TO SERVE AS REMARKETING AGENT
                FOR THE FACILITY

      New York, NY November 6, 1997 -- The Manager of Charter Municipal Mortgage Acceptance Company ("CharterMac"), a publicly traded company specializing in the tax-exempt financing of multifamily housing properties, (AMEX:CHC) has signed a commitment letter with Capital Markets Assurance Corporation ("CapMAC") for up to a $150,000,000 revolving credit enhancement facility. The facility will allow a subsidiary of CharterMac to issue low cost AAA rated certificates which entitle the holders to receive tax-exempt distributions in an amount determined by a weekly remarketing. Goldman, Sachs & Co. was selected to act as its remarketing agent for the certificates.

      CharterMac's cost of funds with the CapMAC facility in place will be significantly lower than its current cost of funds. Proceeds from the CapMAC facility will be used to retire CharterMac's higher cost debt and to fund acquisitions of new first mortgage bonds which are expected to carry an interest rate of at least 7.25%.

      "The facility will enable CharterMac to significantly grow its portfolio during 1998 and will aid in CharterMac's aggressive pursuit of tax-exempt bond acquisition," said J. Michael Fried, Chairman and CEO of CharterMac. "Leverage under the proposed facility will not exceed 50% of CharterMac's Total Market Value as of the date incurred."

      "Our new relationship with CapMAC represents a major first step in the pursuit of CharterMac's long term business plan," said Stuart J. Boesky, President and Chief Operating Officer of CharterMac. "Armed with a source of inexpensive funding and a thorough understanding of the financing needs of multifamily developers, CharterMac is now well positioned to grow. Looking forward, we will concentrate our efforts in order to acquire bonds which are accretive to CharterMac's earnings."

      CapMAC is a leading provider of financial guarantee insurance for structured securities, worldwide. CapMAC is rated triple-A by Moody's Investors Service, Standard & Poor's Rating Services, Duff & Phelps Credit
Rating Co. and Nippon Investors Service.

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      The Facility is expected to close in December although no assurance can be given regarding the exact timing of such events. Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and to other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.